Exhibit 99.9

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES FORMATION OF HOLDING COMPANY

Middletown, Rhode Island, December 14, 2004 — BNS Co. (OTCBB:BNSXA) announced today that the company has completed a corporate reorganization to create a holding company structure. The reorganization was accomplished pursuant to an Agreement and Plan of Merger dated as of December 14, 2004 and through a merger under Section 251(g) of the Delaware General Corporation Law so that all stockholders of BNS Co. at the effective time of the merger became stockholders of the new holding company, BNS Holding, Inc. BNS Co. became a subsidiary of BNS Holding, Inc. The former BNS Co. Class A Common Stock will continue to be traded as BNS Holding, Inc. Class A Common Stock under the symbol BNSXA on the NASDAQ Over The Counter Bulletin Board, and will continue to be listed on the Boston Stock Exchange. BNS Holding, Inc. has become the successor registrant of BNS Co. under SEC rules and regulations.

The formation of the holding company is intended to help facilitate the process of making one or more acquisitions or a merger transaction involving BNS Holding, Inc. Following its June 11, 2004 Annual Meeting, the company had initiated a search for a suitable acquisition candidate or merger partner. Management and the Board of Directors have reviewed several acquisition proposals, and continue to search for a suitable acquisition or merger partner.

Stockholders are not required to take any action in connection with this corporate reorganization. Each outstanding share of BNS Co. Class A and Class B common stock was converted into a share of the same class of stock of the holding company, in a non-taxable transaction, with the same voting powers, designations and rights, and the same qualifications, restrictions and limitations as the shares of BNS Co. previously held by stockholders prior to the merger and corporate reorganization. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of BNS Co. common stock (both Class A and Class B) prior to the transaction. However, new CUSIP numbers have been issued for the shares of BNS Holding, Inc. (055966 10 5 for Class A and 055966 20 4 for Class B). The existing directors and officers of BNS Co. became the directors and officers of the holding company, who will hold office for the same terms held by them with BNS Co. prior to the transaction. BNS Holding has assumed BNS Co.’s Rights Agreement, 1999 Equity Incentive Plan, agreement with Michael Warren Associates, Inc., the Confirmatory Agreement with Steel Partners and certain other agreements.

Additional information concerning this transaction, including a copy of the Agreement and Plan of Merger, will be contained in a report on Form 8-K to be filed with the SEC shortly. This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The Company does not maintain a web site.

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